EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delphi Automotive PLC Long Term Incentive Plan of Delphi Automotive PLC of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of Delphi Automotive LLP and May 23, 2011, with respect to the balance sheet of Delphi Automotive PLC, included in the Registration Statement (Form S-1 No. 333-179282) and related Prospectus of Delphi Automotive PLC, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

February 9, 2012